UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  January 31, 2005



                           POMEROY IT SOLUTIONS, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)


Delaware                            0-20022                 31-1227808
----------------------------        ------------            -------------------
(State or other jurisdiction        (Commission             (IRS Employer
  of incorporation)                 File Number)            Identification No.)



                     1020 Petersburg Road, Hebron, KY 41048
                     --------------------------------------
              (Address of principal executive offices and Zip Code)

        Registrant's telephone number, including area code (859) 586-0600
                                                           --------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM  1.01     ENTRY  INTO  A  MATERIAL  DEFINITIVE  AGREEMENT.

On June 10, 2004, Pomeroy IT Solutions, Inc. ("Pomeroy" or the "Company") announced that Stephen E. Pomeroy had been elected to the position of Chief Executive Officer and that David B. Pomeroy had resigned as CEO. David B. Pomeroy continued to serve as the Chairman of the Board of the Company under the terms of his existing employment agreement. Thereafter, the Company's Compensation Committee reviewed a new arrangement for the continued services of David B. Pomeroy. In early October, 2004, the Compensation Committee determined the principle terms of the new arrangement with David B. Pomeroy and directed legal counsel to prepare a draft of a Consulting Agreement for the parties review. The new arrangement included, in addition to other terms, a lump sum cash service award for David B. Pomeroy. On November 11, 2004, the Company announced a $1.5 million non-recurring charge which included, among other things, the lump sum cash service award and other bonuses contemplated in the Consulting Agreement (as defined below).

On January 31, 2005, the Company and David B. Pomeroy entered into a Consulting Agreement for David B. Pomeroy (the "Consulting Agreement") to document the terms of the new arrangement described above. The Consulting Agreement has a term of five (5) years commencing January 5, 2005 (the "Effective Date"). Pursuant to the terms of the Consulting Agreement, the employment of David B. Pomeroy with the Company, and his Employment Agreement dated March 12, 1992, as amended from time to time thereafter (the last such amendment being the Thirteenth Amendment to Employment Agreement effective January 6, 2004), are terminated as of the Effective Date. However, in the Consulting Agreement David
B. Pomeroy has agreed to provide certain consulting services to the Company and to continue to serve on the Board of Directors of the Company as non-executive Chairman of the Board throughout the term of the Consulting Agreement.

The Consulting Agreement provides that David B. Pomeroy will be paid base compensation of $250,000 per year, and provides for the payment of certain bonuses, including a $100,000 bonus payable in the first quarter of 2005 relating to the 2004 annual incentive plan year and the opportunity to earn 50% of the annual bonus contemplated in his employment agreement based on the Company achieving net profits of $17,500,000 in the 2004 fiscal year. The Consulting Agreement also calls for the payment of a lump-sum cash service award in the amount of $750,000 in consideration of David B. Pomeroy's long-standing service, contributions, and leadership to the Company, the payment of an annual housing allowance of $25,000 for the Company's use of certain real property in Arizona beneficially owned by David B. Pomeroy, the continuation of medical and disability insurance coverage throughout the term of the Consulting Agreement, and the reimbursement of certain expenses incurred by David B. Pomeroy in the performance of his duties under the Consulting Agreement. Except as specifically set forth in the Consulting Agreement, David B. Pomeroy shall not be eligible to participate in any long-term incentive plans, retirement plans, or benefit plans offered by the Company to employees.

The Consulting Agreement contains certain non-compete, nondisclosure of confidential information, and non-solicitation provisions applicable throughout the term of the Consulting Agreement, and provides that the Company will indemnify and hold harmless David B. Pomeroy from all actions, claims, losses, etc. resulting from his good faith performance of his duties under the Consulting Agreement. The Consulting Agreement is attached hereto as Exhibit 10(ii)(A) and is incorporated herein by reference.

ITEM  1.02     TERMINATION  OF  A  MATERIAL  DEFINITIVE  AGREEMENT.

Pursuant to the terms of the Consulting Agreement, David B. Pomeroy's Employment Agreement dated March 12, 1992, as amended from time to time thereafter (the last such amendment being the Thirteenth Amendment to Employment Agreement effective January 6, 2004) is terminated as of the Effective Date. However, in the Consulting Agreement David B. Pomeroy has agreed to provide certain consulting


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services  to  the  Company and to continue to serve on the Board of Directors of the Company as non-executive Chairman of the Board throughout the term of the Consulting Agreement.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Pursuant to the terms of the Consulting Agreement, the employment of David B. Pomeroy with the Company and his Employment Agreement dated March 12, 1992, as amended from time to time thereafter (the last such amendment being the Thirteenth Amendment to Employment Agreement effective January 6, 2004) are terminated as of the Effective Date. However, in the Consulting Agreement David
B. Pomeroy has agreed to provide certain consulting services to the Company and to continue to serve on the Board of Directors of the Company as non-executive Chairman of the Board throughout the term of the Consulting Agreement.

ITEM  9.01     FINANCIAL  STATEMENTS  AND  EXHIBITS.

(c)     Exhibits

10(ii)(A)    Consulting Agreement for David B. Pomeroy effective January 5, 2005



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       POMEROY  IT  SOLUTIONS,  INC.
                                       -----------------------------



Date:  February 3, 2005                By: /s/ Michael E. Rohrkemper
                                      ------------------------------------------
                                       Michael E. Rohrkemper, Chief Financial
                                       Officer and Chief Accounting Officer


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